EXHIBIT 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris
Silverleaf Resorts, Inc.
214-631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES NEW $128 MILLION
SECURITIZATION WITH UBS

DALLAS, TEXAS. (August 30, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced the August 29, 2006 closing of a term securitization through its newly-formed and fully consolidated special purpose finance subsidiary, Silverleaf Finance V, L.P. ("SF-V"), a Delaware limited partnership. SF-V was formed for the purpose of issuing approximately $128.0 million of its Timeshare Loan-Backed Notes Series 2006-A ("Series 2006-A Notes") in a private offering and sale through UBS Securities LLC (“UBS”). The Series 2006-A Notes were issued pursuant to an indenture between the Company, as servicer of the timeshare loans, SF-V, as issuer, and Wells Fargo Bank, National Association, as indenture trustee. The Series 2006-A Notes were issued in seven classes ranging from Class A through Class G notes with a blended coupon of 6.7%. The Class A through Class G notes have been rated Aaa, Aa2, A2, Baa1, Baa2, Baa3, and Ba2 respectively by Moody’s Investors Service, Inc., and have a final maturity of July, 2018.

The Series 2006-A Notes are currently secured by approximately $125.3 million in timeshare loans sold to SF-V by the Company and one of its other fully consolidated special purpose finance subsidiaries. The cash proceeds from the sale of the timeshare loans to SF-V have been primarily used to pay down $93.2 million in consolidated indebtedness to senior lenders. Approximately $24.8 million of the proceeds received by SF-V from the sale of the Series 2006-A Notes is being set aside for 90 days to finance SF-V’s purchase of up to $33.0 million in additional qualifying timeshare loans from the Company. All funds set aside for this purpose that are not used by SF-V within 90 days to finance the purchase of additional qualifying timeshare loans from the Company will be returned to the holders of the Series 2006-A Notes as a distribution of principal.

Thomas Morris, SVP - Capital Markets commented, “We are very pleased once again to be able to access the term securitization market. This form of low cost, fixed rate financing continues to be an integral part of our business strategy to lower our overall cost of capital. This transaction has allowed us to lower the cost of this debt from 8.0%, floating, to 6.7% fixed. We are also pleased with the confidence UBS has in our ability to continue to execute our business plan in underwriting such a transaction”.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218

or
Investor Relations
Erica Pettit, 212-850-5614

or
Media
Jessy Adams, 212-850-5684

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1